Thomas W. Jones and Alan J. Kreczko Join Assured Guaranty Board of Directors

Hamilton, Bermuda, August 4, 2014 - Assured Guaranty Ltd. (NYSE:AGO) announced that Thomas W. Jones and Alan J. Kreczko have been appointed as independent directors to the Company’s Board of Directors. Mr. Jones and Mr. Kreczko will each serve on the board’s Audit and Finance Committees.
“We are very pleased that Mr. Jones and Mr. Kreczko are joining our board,” said Assured Guaranty Chairman Francisco L. Borges. “Both have distinguished careers as leaders in major financial services organizations.”
Mr. Jones is the founder and senior partner of venture capital firm TWJ Capital LLC. Prior to founding TWJ Capital in 2005, he was the chief executive officer of Global Investment Management at Citigroup, which included Citigroup Asset Management, Citigroup Alternative Investments, Citigroup Private Bank and Traveler’s Life & Annuity. Earlier, he held a series of positions at TIAA-CREF, including vice chairman and director, president and chief operating officer, and executive vice president and chief financial officer, and at John Hancock Mutual Life Insurance Company, where he rose to senior vice president and treasurer. He began his career in public accounting and management consulting, primarily at Arthur Young & Company (predecessor to Ernst & Young).
A trustee emeritus of Cornell University, Mr. Jones is a current director of Altria Group and has served on numerous boards in the past, including those of the Federal Reserve Bank of New York (where he was vice chairman), Freddie Mac, Traveler’s Group, Fox Entertainment Group, Pepsi Bottling Group, TIAA-CREF and others.
Mr. Kreczko retired in June 2015 from his position as executive vice president and general counsel of The Hartford, a role he assumed in June 2007. In that capacity, he oversaw the law department, government affairs, compliance and communications. Additionally, he chaired the company’s Environment Committee. He joined The Hartford in 2003 after 27 years in public service at the United States Department of State, where he held various senior positions. As the acting assistant secretary of state for Population, Refugees and Migration, he led the department’s response to humanitarian crises in conflict situations, including Afghanistan, Timor, and West Africa. Before that, he served as special assistant to President Clinton and legal advisor to the National Security Council. Earlier, he participated in sensitive bilateral and multilateral negotiations as deputy general counsel to the Department of State and as legal advisor to the personal representatives for Middle East negotiations of Presidents Carter and Reagan.
The author of a number of articles on law, foreign policy and humanitarian relief, Mr. Kreczko serves on the board of directors of the Mark Twain House and Museum and the Greater Hartford Legal Aid Foundation, and as an advisor to the Connecticut Red Cross Blood Services.

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Assured Guaranty Ltd. is a publicly traded Bermuda-based holding company. Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets. More information on Assured Guaranty and its subsidiaries can be found at AssuredGuaranty.com.

Contacts:
Robert Tucker, 212-339-0861
Managing Director, Investor Relations and Corporate Communications
rtucker@assuredguaranty.com
Media:
Ashweeta Durani, 212-408-6042
Vice President, Corporate Communications
adurani@assuredguaranty.com